Question


DWS Dreman Value Income Edge Fund

"N-Sar October 1, 2010 - March 31, 2011"

Security Purchased	Cusip
	Purchase/Trade Date	Size (Shr) of
Offering	Offering Price of Shares	Total
($) Amt of Offering	Amt of shares Purch by
Fund	% of Offering Purchased by Fund	% of
Funds Total Assets	Brokers	Purchased
From
GEOEYE INC	37250WADO	10/1/2010
	"125,000,000"	100.00
	"250,000"	0.20%		"BAC, DB, JPM,
CANACCORD, DOUGHERTY, MERRIMAN, CURHAN"	JPM
JARDEN CORP	471109AE8	11/2/2010
	"300,000,000"	100.00
	"240,000"	0.08%		"BCLY, DB, JPM,
SANTANDER, SUNTRST, UBS, WEEDEN, WELLS"	BCLY